                                                             EXHIBIT 99.23(h)(4)


                          SUB-ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made as of this 1st day of December, 1999, by and between OLD KENT SECURITIES CORPORATION ("Old Kent"), a Michigan corporation, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation.

         WHEREAS, Old Kent has entered into an Administration Agreement, dated December 1, 1999 (the "Administration Agreement"), with The Kent Funds (the "Company"), a Massachusetts business trust registered with the Securities and Exchange Commission (the "Commission"), concerning the provision of various services, including but not limited to administration services, for the investment portfolios of the Company, all as now or hereafter may be established from time to time (individually referred to herein as a "Portfolio" and collectively as the "Portfolios");

         WHEREAS, Old Kent desires to retain BISYS to assist it in performing certain administration services for the Portfolio; and

         WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the Administrator and BISYS hereby agree as follows:

         1.       Retention of BISYS.

                  Old Kent hereby appoints BISYS, subject to the supervision, direction and control of the Company's Board of Trustees, to furnish the Portfolios with the services that are more particularly set forth in Schedule A hereto. BISYS agrees to perform the services described herein in accordance with the service standards set forth in Schedule B hereto. BISYS also agrees to perform such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to this Agreement, in consideration of such fees as the parties hereto may agree. Notwithstanding the foregoing, BISYS agrees to provide reasonable assistance to Old Kent (including but not limited to consultation, employee training, and the performance of certain agreed upon tasks) in connection with Old Kent's performance of its duties and responsibilities under the Administration Agreement. In performing its duties under this Agreement, BISYS will act in conformity with the Company's Declaration of Trust, By-Laws, Prospectuses and Statements of Additional Information as in effect from time to time and will conform to and comply with the requirements of the Investment Company Act of 1940 (the "1940 Act") and all other applicable federal and state laws and regulations. BISYS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent Old Kent or the Company in any way and shall not be deemed an agent of Old Kent or the Company.

         2.       Allocation of Charges and Expenses.

         (A) BISYS. BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all Trustees of the Company who are affiliated persons of BISYS or any affiliated company of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee of the Company retained by the Trustees of the Company to perform services on behalf of the Company.

         (B) Old Kent. Old Kent hereby represents that the Company has undertaken to pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of Old Kent or the Investment Adviser to the Company or any affiliated corporation of Old Kent or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.

         3.       Compensation of BISYS.

         (A) Sub-Administration Fee. Old Kent shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, the Omnibus Fee Agreement between Old Kent and BISYS dated as of December 1, 1999. Old Kent shall also reimburse BISYS for reasonable travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at Board meetings.

         (B) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         4.       Limitation of Liability of BISYS.

                  The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder. BISYS shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Section 4, the term "BISYS" shall include directors, officers, employees and other agents of BISYS as well as BISYS itself.) Any person, even though also an officer, director, employee or agent of BISYS, who may be or become an officer, Trustee, employee or agent of the Company, shall be deemed, when rendering services to the Company or to any Portfolio, or acting on any business of the Company or of any Portfolio (other than services or business in connection with BISYS' duties hereunder) to be rendering such services to or acting solely for the Company or the Portfolio and not as an officer, director, employee or agent or one under the control or direction of BISYS even though paid by BISYS.

                  So long as BISYS acts in good faith and with due diligence and without negligence, Old Kent assumes full responsibility and shall indemnify BISYS and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of BISYS' actions taken or nonactions with respect to the performance of services hereunder.

                  Except for actions, suits or claims brought or threatened against BISYS by (i) the Company, (ii) Old Kent, or (iii) one or more shareholders of the Company, the rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case Old Kent may be asked to indemnify or hold BISYS harmless, Old Kent shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that BISYS will use all reasonable care to identify and notify Old Kent promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against Old Kent, but failure to do so in good faith shall not affect the rights hereunder.

                  Old Kent shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If Old Kent elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by Old Kent and satisfactory to BISYS, whose approval shall not be unreasonably withheld. In the event that Old Kent elects to assume the defense of any suit and retain counsel, BISYS shall bear the fees and expenses of any additional counsel retained by it. If Old Kent does not elect to assume the defense of a suit, it will reimburse BISYS for the reasonable fees and expenses of any counsel retained by BISYS.

                  BISYS may apply to Old Kent at any time for instructions and may consult counsel for Old Kent or its own counsel and with accountants and other experts with respect to any matter arising in connection with BISYS' duties, and BISYS shall not be liable or accountable for any reasonable action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

                  Also, BISYS shall be protected in acting in good faith upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of Old Kent until receipt of written notice thereof from Old Kent.

         5.       Activities of BISYS.

                  The services of BISYS rendered hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. To the extent BISYS renders services to another investment company which are similar to the services BISYS is obligated to perform under this Agreement, BISYS will take reasonable precautions to avoid any conflict of interest between its obligations under this Agreement and its obligations to any such other investment company. It is understood that Trustees, officers, employees and shareholders of the Company are or may be or become interested in BISYS, as officers, employees or otherwise and that directors, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Company, and that BISYS may be or become interested in the Company as a shareholder or otherwise.

         6.       Duration of this Agreement.

                  This Agreement shall become effective as of the date first written above or, if a particular Portfolio is not in existence on that date, on the date such Portfolio commences operation (the "Effective Date"). The Term of this Agreement shall be as specified in the Omnibus Fee Agreement between Old Kent and BISYS dated as of December 1, 1999.

         7.       Assignment.

                  This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that BISYS may, with the prior consent of Old Kent, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. BISYS shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that BISYS shall be responsible, to the extent provided in Section 4 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         8.       Amendments.

                  No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties hereto.

         9.       Certain Records.

                  BISYS shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS on behalf of the Company shall be prepared and maintained at the expense of BISYS, but shall be the property of the Company and will be made available to or surrendered promptly to the Company on request.

                  In case of any request or demand for the inspection of such records by another party, BISYS shall notify Old Kent and follow Old Kent's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) Old Kent or the Company has agreed to indemnify BISYS against such liability.

         10.      Definitions of Certain Terms.

                  The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

         11.      Notice.

                  Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address: if to Old Kent, at 250 Monroe Avenue, N.W. Grand Rapids, Michigan 49503, facsimile number (616) 771-0268, ATTENTION: JAMES DUCA; and if to BISYS, at 3435 Stelzer Road, Columbus, Ohio 43219, facsimile number (614) 470-8715, ATTENTION: WILLIAM J. TOMKO; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         12.      Governing Law.

                  This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of

Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         13.      Multiple Originals.

                  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         14.      Confidentiality.

                  BISYS agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Company, all records and other information relative to the Company and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except, after prior notification to and approval in writing by Old Kent or the Company, which approval shall not be unreasonably withheld and may not be withheld where BISYS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Old Kent or the Company.

         15.      Matters Relating to the Company as a Massachusetts Business
                  Trust.

                  The names "The Kent Funds" and "Trustees of The Kent Funds" refer respectively to the business trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of May 9, 1986 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Kent Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Company personally, but bind only the assets of the Company, and all persons dealing with any Portfolio must look solely to the assets of the Company belonging to such Portfolio for the enforcement of any claims against the Company.

         16.      Year 2000 Readiness.

                  BISYS has performed comprehensive date testing on the systems it utilizes to provide the services hereunder to simulate the actual turning of the century and leap year. These tests were intended to identify any operational issues regarding the accurate process of date/time data from, into and between the Twentieth and Twenty-First Century, including leap year calculations. BISYS agrees to use all commercially reasonable efforts to implement all necessary updates and changes for such systems, if any, to accommodate the turn of the century and leap year if not making such updates or changes would have a material or significant adverse affect on the services to be performed by BISYS hereunder. BISYS agrees to provide the Company updates on the status of its Year 2000 readiness project and to make its personnel reasonably available to address any questions or concerns.

                  If, at any time prior to December 31, 1999, the Company or Old Kent reasonably determines that any of the systems BISYS utilizes to perform the services hereunder will not be Year 2000 ready, and that such lack of readiness will have a material or significant adverse effect on the services to be performed by BISYS hereunder, Old Kent shall have the right to terminate this Agreement upon providing written notice to BISYS describing, in reasonable detail, the basis for its termination; provided, however, that BISYS shall have sixty (60) days following receipt of any such notice to cure any deficiencies to Old Kent's reasonable satisfaction. Promptly upon becoming aware of such, BISYS agrees to use all commercially reasonable efforts to cure any defect or deficiency that relates to the processing of date/time data from, into and between the Twentieth and Twenty-First centuries, including leap year calculations, in any system BISYS utilizes to provide services hereunder if not curing such defect or deficiency would have a material or significant adverse effect on the services to be performed by BISYS hereunder.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                 OLD KENT SECURITIES CORPORATION

                                 By: /s/ Mark S. Crouch
                                     ---------------------------------
                                 Title: President
                                        ------------------------------


                                 BISYS FUND SERVICES OHIO, INC.

                                 By: /s/
                                     ---------------------------------
                                 Title:       President
                                        ------------------------------

                                  SCHEDULE A

                       TO THE SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                         OLD KENT SECURITIES CORPORATION
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                    SERVICES


         ADMINISTRATION
1.       Prepare and file Form N24-F2.
2.       Obtain tax identification numbers from the IRS for each Portfolio.
3.       Assist the Company's independent accountants with 17f-2-audit process.
4.       Assist the Company in obtaining Fund ratings from NRSROs.
5.       Obtain Portfolio CUSIPs.
6. Assist the Company in the preparation of appropriate documentation and records relating to the contribution of seed money capital.
7. Maintain books and records on behalf of the Company, as agreed upon by the parties.
8.       Make available persons to serve as officers of the Company.
9.       Provide appropriate personnel to attend Board meetings.

         COMPLIANCE

1. Review monthly compliance reports that are prepared by the investment adviser(s).
2.       Perform independent monthly Portfolio compliance testing.
3. Prepare quarterly tax compliance checklist for use by investment adviser(s).
4. Notify appropriate Company officers of mark-to-market issues pursuant to Board-approved procedures.
5. Provide appropriate assistance with respect to Commission inspections including (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to Commission requests for information and (iii) communicating with Commission staff members, as necessary.
6. Provide appropriate assistance with respect to audits conducted by the Company's independent accountants including (i) compiling data and other information and (ii) communicating with independent accountants, as necessary.
7. Consult with and advise, on a proactive basis, Company Portfolio managers with respect to compliance matters.
8. Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment adviser(s).
9. Provide compliance training for investment advisory personnel, as requested.
10.      Preparation of Company specific compliance manual.

         TAX AND FINANCIAL SERVICES
1.       Prepare semi-annual/annual financial statements.
2.       Prepare and file Form N-SAR
3.       Calculate/distribute all standard performance information
4.       Prepare annual Company expense budget and monthly accrual analyses
5. Validate/approve Company expenses to be paid for invoices sent to BISYS.
6.       Register Portfolios with NASDAQ
7.       Prepare financial materials for Board books.
8. Calculate declaration of income/capital gain distributions in compliance with income/excise tax distribution requirements.
9. Review all dividend declarations to ensure that such distributions are not "preferential" under the Internal Revenue Code.
10. Review and file federal and state income tax returns and federal excise tax returns within statutory deadlines.
11. Prepare/distribute year-end shareholder tax information letters and Forms 1099-MISC for trustee fees/vendor payments within 30 days of calendar year-end.
12. Provide compliance/consulting for Portfolio managers focused on the impact of changes in tax laws and managing a tax-efficient mutual fund.
13.      Provide consulting services for conversions.
14. Provide expense budgeting consulting to review expense ratios/fee waivers.
15.      Produce semi-annual/annual reports.
16.      Calculate Portfolio performance information.

     LEGAL SERVICES
                                     GENERAL
1. Prepare or review broker-dealer agreements and agreements for shareholder support services.
2. Provide general information concerning current legal and regulatory developments.
3. Maintain appropriate insurance coverage on behalf of the Company in the form of (i) a Directors & Officers/Errors & Omissions professional liability policy and (ii) a Fidelity Bond. Prepare memoranda and other correspondence that outlines the terms and conditions of the insurance policies.

                                 PROXY MATERIALS
1.       Review proxy statements that are prepared by counsel to the Company.

                                    BLUE SKY
1. Qualify the Company and its shares with appropriate state blue sky authorities upon client authorization.
2.       Amend and renew sales permits as required from time to time.
3. Monitor the sales of shares in individual states on a daily basis upon receipt of sales information and, when required, report sales to appropriate states.
4.       Maintain Company blue-sky filing calendars.
5.       Address all blue-sky audit and examination issues.

6.       Conduct blue-sky fee analysis, upon request.

7. Produce checks required for state filing fees at a fee of $8.00 per check.

                                   SCHEDULE B

                       TO THE SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                         OLD KENT SECURITIES CORPORATION
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


         Pursuant to Section 1 of this Agreement, BISYS has agreed to perform the services described in this Agreement in accordance with the service standards set forth in this Schedule B. Such standards are contained on the page attached hereto. The parties agree that such service standards may be revised, from time to time, by mutual agreement.

         Each of the service standards will be monitored by a Quality Assurance team. In the event BISYS fails to meet a service standard in any particular month, BISYS agrees to take appropriate corrective measures within the following thirty-day period in order to be in compliance with the appropriate standard at the end of such thirty-day period; provided, however, that the foregoing requirement shall not apply in those instances in which BISYS's failure to meet a service standard was due to circumstances beyond its control.

         In the event BISYS fails to meet a particular service standard (except for any failure due to circumstances beyond its control) in two consecutive months, the fee payable to BISYS hereunder shall be reduced by one percent (1%) or such lower amount as the parties shall agree upon for the second of those two months. If such failure occurs in three consecutive months, the fee payable to BISYS hereunder shall be reduced by one and one-half percent (1.5%) or such lower amount as the parties shall agree upon for the third of those three months.

         In the event BISYS fails to meet a particular service standard (except for any failure due to circumstances beyond its control) for any three months within a six-month period, such failure shall be deemed to be a service standard deficiency for purposes of the "cause" definition set forth in Schedule B to the Fee Agreement.

                               SERVICING STANDARDS

          ITEM                                   STANDARD

         Portfolio Compliance Reviews            Monthly

         Financial Reports                       Printed and mailed within
                                                 sixty (60) days following
                                                 fiscal year end, or sixty (60)
                                                 days following semi-annual
                                                 period

         Review of accruals                      Monthly

         Prospectus Updates                      Prepared and printed within
                                                 five (5) days of the effective
                                                 date of the Registration
                                                 Statement



                                      B-2